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                                                                     EXHIBIT 3.1


                                VOTING AGREEMENT


           THIS AGREEMENT is made as of March 30, 2003, between the shareholder identified on the signature page hereto (the "SHAREHOLDER") and Capital Environmental Resource Inc. ("CERI"), a corporation amalgamated under the laws of the province of Ontario.

                                    RECITALS

      A. CERI will issue to prospective investors, by way of private placement (the "Financing"), series 1 preferred shares in the capital of CERI (the "Series 1 Preferred Shares") and warrants (the "Warrants") to purchase common shares of CERI ("Common Shares") to assist CERI in funding certain acquisitions and for other corporate purposes;

      B.   The Shareholder is the beneficial owner of certain
Common Shares;

      C. The terms of the Series 1 Preferred Shares provide for an automatic conversion of the Series 1 Preferred Shares into Common Shares on a one-for-basis and the Warrants become exercisable (together, the "Conversion and Exercise Issuances"), each upon the holders of Common Shares approving such conversion and exercisability by ordinary resolution;

      D. In connection with the Financing, CERI has covenanted to use its best efforts to take all actions necessary and advisable and as permitted by law to hold a meeting of the shareholders of CERI at which the holders of Common Shares will consider and vote for the Conversion and Exercise Issuances and to secure the requisite vote or consent of shareholders for the Conversion and Exercise Issuances;

      E. The Board of Directors of CERI has determined that it would be in CERI's best interest to complete the Financing;

           NOW THEREFORE, in consideration of the benefit that the Financing will confer upon the Shareholder as holder of Common Shares of CERI and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO VOTE COMMON SHARES: At any annual or special meeting of the shareholders of CERI duly called with respect to the Conversion and Exercise Issuances and at every continuation or adjournment thereof (the "Meeting"), and with respect to any action or approval by written consent of the shareholders of CERI in lieu of such Meeting, the Shareholder agrees to (i) vote all Common Shares owned by the Shareholder at such time, individually or as trustee or custodian, in favour of approval of the Conversion and Exercise Issuances and in favour of any matter that could reasonably be expected to facilitate the Conversion and Exercise Issuances and (ii) vote all such Common Shares against any proposal made in opposition to the Conversion and Exercise Issuances or which would have the effect of preventing the Conversion and Exercise Issuances. The Shareholder agrees to be present, in person or by proxy, at all meetings of


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      shareholders of CERI and at any adjournment thereof at which the
      Conversion and Exercise Issuances is put to a vote. Where Common Shares are beneficially owned by the Shareholder but not registered in the Shareholder's name, the Shareholder will cause such Common Shares to be voted in accordance with this Section 1.

2. APPOINTMENT OF PROXY. The Shareholder hereby irrevocably appoints the Chief Executive Officer of CERI, or in his absence, the Chief Financial Officer of CERI, as proxyholder for the Shareholder in respect of the Meeting to vote in favour of the Conversion and Exercise Issuances.

3. SPECIFIC ENFORCEMENT. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy that may be available at law or in equity.

4. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and, in the case of a corporation, evidenced by a resolution of the directors.

5. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives, successors and permitted assigns.

6.    EXPIRY. This Agreement will terminate on the earlier of:

      (a)  five years from the date of this Agreement; and

      (b) the date on which the holders of Common Shares approve the Conversion and Exercise Issuances.

7. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and will be treated, in all respects, as an Ontario contract and the courts of such province shall have exclusive jurisdiction over any dispute hereunder.

8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9. FURTHER ASSURANCES. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.


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      IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date set out above.

                          CAPITAL ENVIRONMENTAL RESOURCE INC.

                          By:
                              -------------------------------------------------
                          Name:
                          Title:



Witness:                  By:
        ---------------       -------------------------------------------------
                          Name:
                          Title: